Exhibit 10.1

LEASE AGREEMENT

(Single Tenant Facility)

ARTICLE ONE: BASIC TERMS.

This Article One contains the Basic Terms of this Lease between the Landlord and Tenant named below.  Other Articles, Sections and Paragraphs of the Lease referred to in this Article One explain and define the Basic Terms and are to be read in conjunction with the Basic Terms.

Section 1.01.  Date of Lease: March 30, 2006

Section 1.02.  Landlord (include legal entity):

Panattoni Development Company, LLC, a California limited liability company, or its assigns.

Address of Landlord:

9785 Maroon Circle, Suite G104, Englewood, Colorado 80112

With a Copy to:

PDC Properties, Inc., 8395 Jackson Road, Suite F, Sacramento, CA 95826

Section 1.03.  Tenant (include legal entity):

Musician’s Friend, Inc., a Delaware corporation

Address of Tenant:

931 Chevy Way, Medford, Oregon  97504, Attn: Jon White

With a copy to:  Guitar Center, Inc.

5795 Lindero Canyon Road, Westlake Village, California 91362

Attn:  Erick Mason, CFO

Section 1.04.  Property (include street address, approximate square footage and description):

A warehouse/distribution building containing approximately 702,000 square feet of gross area (the “Building”) to be constructed by Landlord on land located on or near State Highway 210 and NE Norfleet Road in Kansas City, Clay County, Missouri, and more particularly described or shown on the attached Exhibit A and depicted on Exhibit “B”(the “Land”).  The term “Property” includes the Building, the Land, and all improvements to be constructed on the Land as herein provided.

Section 1.05. Lease Term: 10 years -0- months beginning on the Commencement Date (as hereinafter defined) or such other date as is specified in this Lease, and ending ten (10) years thereafter.

Section 1.06. Permitted Uses (See Article Five):

General warehouse purposes and Customer Call Center, including, without limitation, warehousing, assembly, repair, servicing, and distribution of musical instruments and related consumer goods, together with operation of a retail component including administrative offices and similar lawful, related activities, together with the number of parking spaces designated on Exhibit “B”,  and in accordance with applicable ordinances.

Section 1.07. Tenant’s Guarantor (if none, so state):

Guitar Center, Inc., a Delaware corporation.

Section 1.08. Advisors (See Article fourteen) (if none, so state):

Landlord’s Advisor:  None

Tenant’s Advisor:  CB Richard Ellis

Section 1.09. (Intentionally Deleted).

Section 1.10. Initial Security Deposit (See Section 3.03):   $ 0

Section 1.11. Vehicle parking Spaces Allocated to Tenant:  All, as designated on Exhibit “B”.

Section 1.12. Rent and Other Charges Payable by Tenant:

(a) BASE RENT:

Tenant shall pay rent to Landlord for the Property based on a per square foot price multiplied by the number of square feet of the Building as shown in the table below:

Years	Price Per Square Foot	Monthly Rent	Annual Rent Per Square Foot
1-5	$3.85	$228,150.00	$2,702,700.00
6-10	$4.24	$250,965.00	$2,976,480.00

Rent for any period of less than one month shall be a pro rata portion of the monthly rent. In the event the final square footage of the Property is different from the square footage set forth in Section 1.04, the Rent shall be adjusted based on the actual square footage as determined by Landlord’s architect.

(b) (Intentionally Deleted.)

(c) OTHER PERIODIC PAYMENTS: (i) Real Property Taxes (See Section 4.02); (ii) Utilities (See Section 4.03); (iii) Insurance Premiums (See Section 4.04); (iv) Impounds for Insurance Premiums and Property Taxes (See Section 4.07); (v) Maintenance, Repairs and Alterations (See Article Six).

Section 1.13. (Intentionally Deleted.)

Section 1.14. Riders. The following Riders are attached to and made a part of this Lease: Exhibit “A” Legal Description; Exhibit “B” Site Plan;; Rider 1, Landlord Work Letter; Rider 2, Building Specifications; Rider 3, Subordination Non-Disturbance Agreement; Rider 4, Estoppel Letter; Rider 5, Memorandum of Lease; Rider 6, Guaranty; Rider 7, Phase I Environmental Report; Rider 8, Indentures for Northland Park, Covenants, Conditions and Restrictions and Administrative Guidelines; Rider 9, Title Commitment; Rider 10, Memorandum of Understanding.

ARTICLE TWO. LEASE TERM.

Section 2.01. Lease of Property for Lease Term.  Landlord leases the Property to Tenant and Tenant leases the Property from Landlord for the Lease Term.  The Lease Term is for the period stated in Section 1.05 above and shall begin and, unless earlier terminated in accordance with the terms hereof, end on the dates specified in Section 2.02, unless the beginning or end of the Lease Term is changed under any provision of this Lease.  The “Commencement Date” shall be the date specified in Section 2.02 above for the beginning of the Lease Term, unless advanced or delayed under any provision of this Lease.

Section 2.02. Delay in Commencement.  Landlord shall deliver possession of the Property, Substantially Completed as defined in Paragraph 10 of Rider 1 attached hereto and incorporated by reference herein, to Tenant on January 26, 2007, subject to Force Majeure and Tenant Delay (as hereinafter defined) (the “Commencement Date”). If possession of the Property is not delivered to Tenant within thirty (30) days after the Commencement Date, Landlord shall not be subject to any liability therefor, nor shall such failure affect the validity of this Lease, or the obligations of Tenant hereunder, or extend the term hereof, but in such case, Tenant shall not be obligated to pay rent or perform any other obligation of Tenant under the terms of this Lease until Landlord delivers possession of the Premises to Tenant.  Except as may be otherwise provided, and regardless of when the term actually commences, if possession is not tendered to Tenant within thirty (30) days of January 26, 2007, subject to Force Majeure and Tenant Delay Tenant shall receive one (1) day of abatement of Base Rent and Additional Rent for each day after expiration of the thirty (30) day period after January 26, 2007, that Tenant has not received possession of the Premises, subject to Force Majeure and Tenant Delay. If delivery of possession of the Property to Tenant is delayed up to sixty (60) days after January 26, 2007, Tenant shall receive two (2) days of abatement of Base Rent and Additional Rent for each day after expiration of the sixty (60) day period after January 26, 2007, that Tenant has not received possession of the Premises, subject to Force Majeure and Tenant Delay. If after ninety (90) days after January 26, 2007, subject to Tenant Delay, Tenant has not received possession of the Property, Tenant may terminate this Lease. Landlord and Tenant shall, upon such delivery, execute an amendment to this Lease setting forth the actual Commencement Date and expiration date of the Lease. Failure to execute such amendment shall not affect the actual Commencement Date and expiration date of the Lease. The above dates are subject to receipt of an Army Corps of Engineer 404 wetlands permit by May 15, 2006.

Section 2.03 Early Occupancy. If Tenant occupies the Property prior to the Commencement Date, Tenant’s occupancy of the Property shall be subject to all of the provisions of this Lease.  Early occupancy of the Property shall not advance the expiration date of this Lease.  Tenant shall not pay Base Rent, but shall pay all other charges specified in this Lease for the early occupancy period.  The early occupancy date shall be no earlier than November 9, 2006.  Please refer to the Rider 1, Section 14 for further provisions.

Section 2.04. Holding Over. Tenant shall vacate the Property upon the expiration or earlier termination of this Lease.  Tenant shall reimburse Landlord for and indemnify Landlord against all reasonable and equitable damages which Landlord incurs from Tenant’s delay in vacating the Property for a period of thirty (30) days after Lease Termination. If Tenant does not vacate the Property upon the expiration or earlier termination of the Lease and Landlord thereafter accepts rent from Tenant, Tenant’s occupancy of the Property shall be a “month to month” tenancy, subject to all of the terms of this Lease applicable to a month-to-month tenancy terminable by either party upon thirty (30) days written notice, except that the Base Rent then in effect shall be increased by twenty percent (20%). In the event Tenant does not vacate the Property after the aforementioned  thirty (30) days after Lease Termination, Tenant shall thereafter reimburse Landlord for and indemnify Landlord against all damages which Landlord incurs from Tenant’s delay in vacating the Property and the Base Rent then in effect shall be increased fifty percent (50%).

ARTICLE THREE. BASE RENT.

Section 3.01. Time and Manner of Payment. Upon the Commencement Date, Tenant shall pay Landlord the Base Rent in the amount stated in paragraph 1.12(a) above for the first month of the Lease Term.  On the first day of the second month of the Lease Term and each month thereafter, Tenant shall pay Landlord the Base Rent, in advance, without offset, deduction or prior demand except as otherwise provided in this Lease.  The Base Rent shall be payable at Landlord’s address set forth in Paragraph 1.02, or at such other place as Landlord may designate in writing.

Section 3.03. (Intentionally Deleted.)

Section 3.04. Termination; Advance Payments.  Upon termination of this Lease under Article Seven (Damage or Destruction), Article Eight (Condemnation) or any other termination not resulting from Tenant’s default, and after Tenant has vacated the Property in the manner required by this Lease, Landlord shall promptly refund or credit to Tenant (or Tenant’s successor) any advance rent or other advance payments made by Tenant to Landlord, and any amounts paid for real property taxes and other reserves which apply to any time periods after termination of the Lease.

ARTICLE FOUR. OTHER CHARGES PAYABLE BY TENANT.

Section 4.01. Additional Rent. All charges payable by Tenant other than Base Rent are called “Additional Rent.”  Except as otherwise provided in this Lease, Tenant shall pay all Additional Rent upon early occupancy and on the first day of each and every month, on the Commencement Date and with each monthly installment of Base Rent.  The term “rent” shall mean Base Rent and Additional Rent.

Section 4.02. Property Taxes.

(a) Real Property Taxes. Tenant shall pay all real property taxes on the Property during the Lease Term directly to the taxing authority.  Subject to Paragraph 4.02(c) and Section 4.07 below, such payment shall be made at least ten (10) days prior to the delinquency date of the taxes.  Within such ten (10)-day period, Tenant shall furnish Landlord with evidence that the real property taxes have been paid.  Landlord shall reimburse Tenant for any real property taxes paid by Tenant covering any period of time prior to or after the lease Term.  If Tenant fails to pay the real property taxes when due, Landlord may pay the taxes and Tenant shall reimburse Landlord for the amount of such tax payment as Additional Rent. Landlord shall use commercially reasonable efforts to cooperate with Tenant in Tenant obtaining Real Property Tax abatements for the Property from local and state agencies.

(b) Definition of “Real Property Tax.”  “Real Property Tax” means: All taxes, assessments and similar charges, including, without limitation  (i) any fee, license fee, license tax, business license fee, commercial rental tax, levy charge, assessment, penalty or tax imposed by any taxing authority against the Property, but exclusive of any tax payable to a state or local jurisdiction incident to a sale of the Property, constituting a transfer tax, which shall be the sole responsibility of Landlord; (ii) any tax on the Landlord’s right to receive, or the receipt of, rent or income from the Property or against Landlord’s business of leasing the Property; (iii) water and sewer charges, any tax or charge for fire protection, streets, sidewalks, road maintenance, refuse or other services provided to the Property by any governmental agency; (iv) any fees, taxes or assessments against, or as a result of, any Tenant Improvements installed on this Property by or for the benefit of Tenant; any tax imposed upon this transaction or based upon a re-assessment of the Property due to a change of ownership, as defined by applicable law, or other transfer of all or part of Landlord’s interest in the Property; and (v) any charge or fee replacing any tax previously included within the definition of real property tax.  “Real property tax” does not, however, include Landlord’s federal or state income, franchise, inheritance or estate taxes.

(c) Joint Assessment. If the Property is not separately assessed and a portion of the Property is leased to a third party, Tenant’s share shall be a percentage, based upon the quotient arrived at by dividing the rentable square footage of the Property by the rentable square footage of the Building and as reasonably determined by Landlord from the assessor’s work sheets or other reasonably available information . Tenant shall pay such share to Landlord within fifteen (15) days after receipt of Landlord’s written statement.

(d) Enhanced Enterprise Zone. Landlord and Tenant acknowledge and agree that Tenant may apply for designation of the Property as an Enhanced Enterprise Zone pursuant to the Missouri Department of Economic Development (“EEZ”). Landlord and Tenant agree that any state tax credit or tax abatement realized through the EEZ shall be passed through to Tenant .

(e) Personal Property Taxes. Tenant shall pay all taxes charged against trade fixtures, furnishings, equipment or any other personal property belonging to Tenant, directly to the tax collector at least fifteen (15) days prior to the date such payment is due .  Tenant shall try to have personal property taxed separately from the Property.

(f) Tenant’s Right to Contest Taxes. Tenant may attempt to have the assessed valuation of the Property reduced or may initiate proceedings to contest the real property taxes.  If required by law, Landlord shall join in the proceedings brought by Tenant.  However, Tenant shall pay all costs of the proceedings, including any costs or fees incurred by Landlord.  Upon the final determination of any proceedings or contest, Tenant shall immediately pay the real property taxes due, together with all costs, charges, interest and penalties incidental to the proceedings.  If Tenant does not pay the real property taxes when due and contests such taxes, Tenant shall not be in default under this Lease for nonpayment of such taxes if Tenant deposits funds with Landlord or opens an interest-bearing account reasonably acceptable to Landlord in the joint names of Landlord and Tenant.  The amount of such deposit shall be sufficient to pay the real property taxes plus a reasonable estimate of the interest, costs, charges and penalties which may accrue if Tenant’s action is unsuccessful, less any applicable tax impounds previously paid by Tenant to Landlord.  The deposit shall be applied to the real property taxes due, as determined at such proceedings.  The real property taxes shall be paid under protest from such deposit if such payment under protest is necessary to prevent the Property from being sold under a “tax sale” or similar enforcement proceeding.

Section 4.03.  Utilities. Tenant shall pay, directly to the appropriate supplier, the cost of all natural gas, heat, light, power, sewer service, telephone, water, refuse disposal and other utilities and services supplied to the Property.

Section 4.04. Insurance Policies.

(a) Liability Insurance. During the Lease Term, Tenant shall maintain a policy of commercial general liability insurance (sometimes known as broad form comprehensive general liability insurance) insuring Tenant against liability for bodily injury, property damage (including loss of use of property) and personal injury arising out of the operation, use or occupancy of the Property.  Tenant shall name Landlord as an additional insured under such policy.  The initial amount of such insurance shall be FIVE MILLION DOLLARS ($5,000,000.00), with a minimum of TWO MILLION DOLLARS ($2,000,000.00) and the balance in the form of umbrella coverage, per occurrence and shall be subject to periodic increase based upon inflation, increased liability awards, and other relevant factors.  The liability insurance obtained by Tenant under this Paragraph 4.04(a) shall (i) be primary and non-contributing; (ii) contain cross-liability endorsements; and (iii) insure Landlord against Tenant’s performance under Section 5.05, if the matters giving rise to the indemnity under Section 5.05 result from the negligence of Tenant. Tenant shall be liable for the payment of any deductible amount. The amount and coverage of such insurance shall not limit Tenant’s liability nor relieve Tenant of any other obligations under this Lease.  Landlord shall also obtain comprehensive public liability insurance in an amount described herein, in addition to, and not in lieu of, the insurance required to be maintained by Tenant, which policy shall be non-contributory and secondary to that of Tenant’s liability insurance.

(b) Property and Rental Income Insurance.  During the Lease Term, Landlord shall maintain policies of insurance covering loss of or damage to the Property in the full amount of its replacement value.  Such policy shall contain an inflation Guard Endorsement and shall provide protection against all perils included within the classification of fire, extended coverage, vandalism, malicious mischief, special extended perils (all risk), sprinkler leakage and any other perils which is deemed commercially reasonable. Landlord shall obtain flood and earthquake insurance if required by any lender holding a security interest in the Property if the Property is in a designated flood zone.  Landlord shall not obtain insurance for Tenant’s fixtures or equipment or building improvements installed by Tenant on the Property.  During the Lease Term, Landlord shall also maintain a rental income insurance policy, with loss payable to Landlord, in an amount equal to one (1) year’s Base Rent, plus estimated real property taxes and insurance premiums.  Tenant shall be liable for the payment of any deductible amount under Landlord’s or Tenant’s insurance policies maintained pursuant to this Section 4.04, in an amount not to exceed Twenty-Five Thousand Dollars ($25,000.00). Tenant shall not knowingly do or permit anything to be done which invalidates any such insurance policies.

(c) Payment of Premiums.   Subject to Section 4.07, Tenant shall pay all premiums for the insurance policies described in Paragraphs 4.04(a) and (b) (whether obtained by Landlord or Tenant) within thirty (30) days after Tenant’s receipt of a copy of the premium statement or other evidence of the amount due, except Landlord shall pay all premiums for non-primary comprehensive public liability insurance which Landlord obtains as provided in Paragraph 4.04(a).  If insurance policies maintained by Landlord cover improvements on real property other than the Property, Landlord shall deliver to Tenant a statement of the premium applicable to the Property showing in reasonable detail how Tenant’s share of the premium was computed.  Before the Commencement Date or Early Occupancy Period, if applicable, Tenant shall deliver to Landlord a copy of any policy of insurance which Tenant is required to maintain under this Section 4.04.  At least thirty (30) days prior to the expiration of any such policy, Tenant shall deliver to Landlord a renewal of such policy as an alternative to providing a policy of insurance.  Tenant shall have the right to provide Landlord a certificate of insurance, executed by an authorized officer of the insurance company, showing that the insurance which Tenant is required to maintain under this Section 4.04 is in full force and effect and containing such other information which Landlord reasonably requires.

(d) General Insurance Provisions. Insurance required hereunder shall be in companies duly licensed to transact business in the state where the Premises are located, and maintaining during the policy term a “General Policyholders Rating” of at least A, XI, or such other rating as may be reasonably required by a Lender having a lien on the Premises, as set forth in the most current issue of “Best’s Insurance Guide.”  Neither Party shall do or permit to be done anything which shall invalidate the insurance policies referred to in this Lease.  Each Party shall cause to be delivered to the other Party certified copies of policies of such insurance or certificates evidencing the existence and amounts of such insurance with the insured and loss payable clauses as required by this Lease.  No such policy shall be cancelable or subject to modification except after thirty (30) days prior written notice to the other Party.  Each Party shall at least thirty (30) days prior to the expiration of such policies, furnish the other Party with evidence of renewals or “insurance binders” evidencing renewal thereof.  If the Insuring Party shall fails to procure and maintain the insurance required to be carried by the Insuring Party under this Lease,  the other Party may, but shall not be required to, procure and maintain the same on a thirty (30) day prior written notice.

(i) Landlord and Tenant acknowledge the insurance markets are rapidly changing and that insurance in the form and amounts described in this Section 4.04 may not be available in the future.  If at any time during the Lease Term, Tenant or Landlord is unable to maintain the insurance required under the Lease, Tenant or Landlord shall nevertheless maintain insurance coverage which is customary and commercially reasonable in the insurance industry for their respective type of business, as that coverage may change from time to time.  Tenant may obtain any such additional property or liability insurance which Tenant deems necessary to protect Tenant, and as Landlord makes no representation as to the adequacy of such insurance.

(ii) Unless prohibited under any applicable insurance policies maintained, Landlord and Tenant each hereby waive any and all rights of recovery against the other, or against the officers, employees, agents or representatives of the other, for loss of or damage to its property or the property of others under its control, if such loss or damage is covered by any insurance policy in force (whether or not described in this Lease) at the time of such loss or damage.  Upon obtaining the required policies of insurance, Landlord and Tenant shall give notice to the insurance carriers of this mutual waiver of subrogation.

Section 4.05. Late Charges. Tenant’s failure to pay rent promptly may cause Landlord to incur costs.  The exact amount of such costs is impractical or extremely difficult to ascertain. Such costs include, but are not limited to, late charges which may be imposed on Landlord.  Therefore, if Landlord does not receive any rent payment within five (5)  business days after such amount shall be due more than two (2) times in any consecutive twelve (12) month period, then Tenant shall thereafter pay to Landlord a late charge equal to five percent (5%) of such subsequently overdue amount.  The parties agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of such late payment.

Section 4.06. Interest on Past Due Obligations.  Any amount owed by Tenant to Landlord which is not paid within five (5) business days following the date on which it was due, shall bear interest from the day after it was due at the rate at the rate of ten percent (10%) per annum. However, interest shall not be payable on late charges to be paid by Tenant under this Lease.  The payment of interest on such amounts shall not excuse or cure any default by Tenant under this Lease.  If the interest rate specified in this Lease is higher than the rate permitted by law, the interest rate is hereby decreased to the maximum legal interest rate permitted by law.

Section 4.07.  Impounds for Insurance Premiums and Real Property Taxes.  If requested by any lender or ground lessor to whom Landlord has granted a security interest in the Property, or if Tenant is more than five (5) business days late after such amount shall be due, in the payment of rent more than twice in any consecutive twelve (12) month period, Tenant shall pay Landlord a sum equal to one-twelfth (1/12) of the annual real property taxes and insurance premiums payable by Tenant under this Lease, together with each payment of Base Rent then due.  Landlord shall hold such payments in a non-interest bearing impound account.  If unknown, Landlord shall reasonably estimate the amount of real property taxes and insurance premiums when due.  Tenant shall pay any deficiency of funds in the impound account to Landlord upon written request.  If Tenant defaults after notice and opportunity to cure under this Lease, Landlord may apply any funds in the impound account to any obligation then due under this Lease.

Section 4.08.  Management Fees. Tenant shall reimburse Landlord monthly at the same time Base Rent is due for management fees and expenses incurred by Landlord in connection with the Property in an amount not to exceed One Thousand Dollars ($1,000.00) per month but in no event in an amount greater than the market rate in the Kansas City, Missouri market area. In the event Tenant does not comply with its obligations under this Lease set forth in Section 6.04 after thirty (30) days written notice from Landlord to Tenant, Landlord shall have the right, but not the obligation, to manage the Property and thereafter receive a monthly management fee from Tenant equal to one and one-half percent (1.5%) of the Base Rent but in no event greater than the market rate in the Kansas City, Missouri market area.

ARTICLE FIVE: USE OF PROPERTY.

Section 5.01.  Permitted Uses.  See Section 1.06

Section 5.02.  Manner of Use.  Tenant shall not cause or permit the Property to be used in any way which constitutes a violation of any law, ordinance, or existing governmental regulation or order or which constitutes a nuisance or waste.  Tenant shall promptly take all actions necessary to comply with all applicable statutes, ordinances, rules, regulations, orders and requirements regulating the use by Tenant of the Property, including the Occupational Safety and Health Act, unless compliance and/or remediation is Landlord’s obligations under the Lease.

Section 5.03.  Hazardous Materials.  As used in this Lease, the term “Hazardous Material” means any flammable items, explosives, radioactive materials, hazardous or toxic substances, material or waste or related materials, including any substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials” or “toxic substances” now or subsequently regulated under any applicable federal, state or local laws or regulations, including, without limitation petroleum-based products, paints, solvents, lead, cyanide, DDT, printing inks, acids, pesticides, ammonia compounds and other chemical products, asbestos, PCBs and similar compounds, and including any different products and materials which are subsequently found to have adverse effects on the environment or the health and safety of persons.  Tenant shall not cause or permit any Hazardous Material to be generated, produced, brought upon, used, stored, treated, released or disposed of in or about the Property by Tenant, its agents, employees, contractors, sublessees or invitees without the prior written consent of Landlord. Notwithstanding the foregoing, Tenant may, without Landlord’s prior consent, but in compliance with all applicable laws, use any ordinary and customary materials reasonably required to be used by Tenant in the normal course of Tenant’s business permitted on the Property, so long as such use does not expose the Property or neighboring properties to any contamination or damage or expose Landlord to any liability therefore, and provided Tenant uses and disposes of said materials in accordance with law.  Landlord shall be entitled to take into account such other factors or facts as Landlord may reasonably determine to be relevant in determining whether to grant or withhold consent to Tenant’s proposed activity with respect to Hazardous Material.  In no event, however, shall Landlord be required to consent to the installation or use of any storage tanks on the Property. Tenant has provided Landlord with a copy of the Phase 1 environmental study of the Property prepared for Tenant and made an attachment hereto, as Rider 7. Upon Substantial Completion of the Property, Landlord shall cause a supplemental Phase I study to be prepared showing there is no change to the Phase I environmental study prepared for Tenant . Tenant shall immediately notify Landlord upon release of any Hazardous Material on, in or under the property by Tenant and shall commence a diligent clean-up of any such release in accordance with any local, state or Federal regulations if caused by Tenant. Tenant shall indemnify Landlord against the effect of any release of any Hazardous Material caused by Tenant. Tenant shall not be responsible for and Landlord shall indemnify, protect, defend and hold Tenant, its agents, employees, lenders and ground lessor harmless from and against any and all loss of rents and/or damages, liabilities, judgments, costs, claims, liens, expenses, penalties, permits and attorney’s and consultant’s fees arising out of or involving any Hazardous Material or storage tank at the Property, or at any adjacent property (if owned by Landlord or under Landlord’s control), not brought thereon by or for Tenant or under Tenant’s control. A copy of the Phase I environmental report prepared for Landlord is attached hereto as Rider 7, and made a part hereof by reference.

Landlord hereby represents to the best of Landlord’s actual knowledge, without a duty to investigate, and except as may be disclosed in the Phase I environmental report set forth above, and warrants that as of the date of the Lease, there are no Hazardous Materials upon the Land, Building or Property in violation of any applicable law.  Landlord agrees to indemnify and hold Tenant, its successors and assigns, harmless from and against any loss, cost or expense incurred by Tenant as a result of the presence of Hazardous Materials upon the Land, Building or Project,  or in the event of a breach by Landlord of the representation and warranty in the preceding sentence.  The representation and warranty and indemnification obligation set forth in this Section 5.03 shall survive the expiration or termination of this Lease.

Section 5.04.  Signs.  Tenant shall have the right to place signs on the Property as allowed by local governmental ordinance and covenants and restrictions applicable to the Property as attached hereto as Rider “8”.  Any changes to the signage shall be paid for by the Tenant.    Tenant shall not conduct or permit any auctions or sheriff’s sales at the Property.

Section 5.05.  Mutual Indemnity.  Tenant shall indemnify Landlord against and hold Landlord harmless from any and all costs, claims or liability arising from: (a) Tenant’s use of the Property; (b) the conduct of Tenant’s business or anything else done or permitted by Tenant to be done in or about the Property, including any contamination of the Property or any other property resulting from the presence or use of Hazardous Material caused or permitted by Tenant; (c) any breach or default in the performance of Tenant’s obligations under this Lease; (d) any misrepresentation or breach of warranty by Tenant under this Lease; or (e) other acts or omissions of Tenant.  Tenant shall defend Landlord against any such cost, claim or liability at Tenant’s expense with counsel reasonably acceptable to Landlord. Landlord shall hold harmless, defend with competent counsel reasonably acceptable to Tenant, and indemnify Tenant from all liability, penalties, losses, damages, costs, expenses (including attorneys’ fees and expert’s fees), causes of action, claims, and/or judgments arising by reason of any death, bodily injury, personal injury, or property damage resulting from Landlord or its representatives acts or omissions (other than Tenant’s willful misconduct or gross negligence) occurring in or about or resulting from an occurrence in or about the Property during the Term or while Tenant is in possession of the Property, and for any breach or default in the performance of Landlord’s obligations under this Lease, any misrepresentation or breach of warranty by Landlord under this Lease, or other acts or omissions of Landlord.  The provisions of this Section shall survive termination of the Lease with respect to events occurring prior to such termination. As used in this Section, the term “Tenant” shall include Tenant’s employees, agents, contractors and invitees, if applicable.  As used in this Section, the term “Landlord” shall include Landlord’s employees, agents, contractors and invitees, if applicable.

Section 5.06. Landlord’s Access. Landlord and Landlord’s agents shall have the right to enter the Property during normal business hours with twenty-four (24) hours prior notice to Tenant and,  in the case of an emergency, no notice shall be required, and Landlord may enter the Property immediately. Landlord shall not interfere with Tenant’s business and shall be entitled to  make those repairs which Landlord is entitled or required to make under the terms of this Lease, or for any other reasonable purpose Landlord deems necessary. Landlord and Landlord’s agents shall have the right, during the last nine (9) months of the Term, or the last nine (9) months of any option term as provided hereof, for the purpose of showing the same to prospective tenants or prospective purchasers, provided that Landlord provides twenty-four (24) hours prior notice and does not interfere with Tenant’s business. Landlord may place customary “For Sale” signs at any time on the Property or Project or “For Lease” signs on the Property or Project (during the last nine (9) months of the Term or the last nine (9) months of any option term).

Section 5.07. Quiet Possession. Upon payment by Tenant of the rent for the Property and the observance and performance of all of the covenants, conditions and provisions on Tenant’s part to be observed and performed under this Lease, Tenant shall have quiet possession of the Property for the entire term hereof subject to all of the provisions of this Lease.  If Tenant shall not be in default beyond any applicable grace period provided herein, Tenant shall peaceably and quietly occupy and enjoy the full possession and use of the Property. If at any time there is a breach or default of any of Landlord’s representations, warranties or agreements under this Lease, which shall materially deprive Tenant of or impair the use and enjoyment of the Property as herein provided, the Base Rent and additional rent to be paid by Tenant shall be equitably abated during any such period.  If Landlord does not commence curing any breach or default by Landlord thirty (30) days after written notice from Tenant to Landlord and Landlord’s lender, and diligently continues to cure such breach or default thereafter, Tenant may at is sole option terminate this Lease by notice to Landlord and Landlord’s lender while reserving all rights which Tenant may have for Landlord’s default under this Lease.

ARTICLE SIX:CONDITION OF PROPERTY; MAINTENANCE, REPAIRS AND ALTERATIONS

Section 6.01. Condition of Property. Landlord has agreed to construct the Building and other improvements to the Property more particularly described in the attached Rider.  Tenant accepts the Property subject to all recorded matters, laws, ordinances, and governmental regulations and orders existing as of the date hereof.  Landlord represents, warrants and covenants to Tenant that, to the best of Landlord’s actual knowledge,   as of the Commencement Date, the Property will be in compliance with any and all applicable covenants or restrictions of record as set forth in the attached Commitment for Title Insurance Issued by Chicago Title Insurance Company (“Title Commitment”) bearing the Effective Date of September 28, 2005, attached hereto as Rider 9 and made a part hereof, and applicable laws, rules, building codes, zoning, regulations and ordinances in effect as of the Commencement Date. If the Property does not comply with said warranty, Landlord shall, except as otherwise provided in this Lease, promptly after receipt of written notice from Tenant, or written notice from any applicable authority or agency, setting forth with specificity the nature and extent of such non-compliance, rectify the same at Landlord’s expense. Landlord shall be liable for any alterations, improvements or modifications required to comply with any laws, rules, or regulations promulgated or enacted as of the Commencement Date and except as set forth below, thereafter.  Landlord shall be responsible for the compliance of the Property and the means of access thereto from a public way with the requirements of the Americans with Disabilities Act (42 U.S.C. Section 12101 et. seq.). Tenant shall be responsible for non-structural modifications to the interior of the Property after the Commencement Date that may be occasioned by the Americans With Disabilities Act. Landlord represents and warrants that there are no covenants, conditions, restrictions, or agreements in existence except as set forth in the Title Commitment, none of which will in any way adversely affect Tenant’s intended use of the Property. Landlord represents and warrants that it has submitted to, or made available to Tenant, for Tenant’s review, all material ancillary documents in the form of copies of all REA’s CCR’s, OEA’s, exclusive use provisions of other tenants, prohibited use agreements, Site Plans, Rules and Regulations, Master or Ground Leases, if any, and any other documents pertinent to the Property. If the interests of Landlord under this Lease are transferred by reason of, or assigned, in lieu of foreclosure or other proceedings for enforcement of any mortgage, or if the holder of any mortgage acquires a lease in substitution therefore, then Tenant under this Lease will either (i) subject to receipt of a non-disturbance agreement, attorn to it and perform for its benefit all the terms, covenants and conditions of this Lease to be performed  with the same force and effect as if said Landlord or other were the Landlord originally named herein, or (ii) enter into a new lease with said Landlord or such assignee, as the landlord, for the remaining term of this Lease and on the same terms and conditions and with the same options then remaining hereunder.

Section 6.02. Exemption of Landlord from Liability. Except in connection with Landlord’s gross negligence or willful misconduct, Landlord shall not be liable for any damage or injury to the person, business (or any loss of income therefrom), goods, wares, merchandise or other property of Tenant, Tenant’s employees, invitees, customers or any other person in or about the Property, whether such damage or injury is caused by or results from: (a) fire, steam, electricity, water, gas or rain; (b) the breakage, leakage, obstruction or other defects of pipes, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures or any other cause; (c) conditions arising in or about the Property or upon other portions of the Project, or from other sources or places; or (d) any act or omission of any other tenant of the Project.  Landlord shall not be liable for any such damage or injury even though the cause of or the means of repairing such damage or injury are not accessible to Tenant.  The provisions of this Section 6.02 shall not exempt Landlord, Landlord’s agents, representatives, and contractors, from liability for Landlord’s gross negligence or willful misconduct.

Section 6.03. Landlord’s Obligations. Subject to the provisions of Section 6.04(a), Article Seven (Damage or Destruction) and Article Eight (Condemnation), Landlord, at Landlord’s sole expense and not as a charge to Tenant for maintenance, shall keep the following in good order, condition and repair:  the foundations, structural portions, exterior walls and roof of the Property and all components of the electrical, mechanical, plumbing, heating and air conditioning systems and facilities located up to or underneath the Property. However, Landlord shall not be obligated to maintain or repair windows, doors, plate glass or the interior surfaces of exterior walls.  Landlord shall make repairs under this Section 6.03 within thirty (30) days after receipt of written notice from Tenant of the need for such repairs.  It is the intention of Landlord and Tenant that at all times Landlord shall maintain the portions of the Property which Landlord is obligated to maintain in an attractive, first-class and fully operative condition.  In the event Landlord fails to perform any terms, covenants, conditions, or warranties under this Lease or under applicable law, Tenant shall receive one (1) day of rent abatement for each day such non-performance or non-compliance exists after written notice of non-performance or non-compliance from Tenant to Landlord. Additional Rent shall also be abated during such period of rent abatement. In the event Landlord fails to commence  to perform any terms, covenants, conditions, or warranties under this Lease or under applicable law, within  thirty (30) days after written notice from Tenant to Landlord and Landlord’s lender, or Landlord thereafter fails to diligently pursue performance of any terms, covenants, conditions or warranties under this Lease or under applicable law, then Tenant shall have the right, but not the obligation to make the necessary and applicable repairs, or to take the necessary appropriate action, on behalf of Landlord, and Landlord shall credit Tenant’s Base Rent for the reasonable cost of such repairs or action. In the event of an emergency (any event that in Tenant’s reasonable opinion poses a potential threat to life and/or property), or in the event that Landlord shall fail to perform any of Landlord’s responsibilities within the period set forth above, then Tenant shall have the right, but not the obligation to make the necessary and appropriate repairs, or to take the necessary appropriate action, on behalf of Landlord, and Landlord shall promptly reimburse Tenant the reasonable cost of such repairs or action.  If Landlord shall fail to fully reimburse Tenant for such costs, Tenant may, but shall not be required to deduct such amounts from any amounts owing or to become due, together with interest at the rate of ten percent (10%) per annum.

Section 6.04. Tenant’s Obligations.

(a) Except as provided in Article Seven (Damage Destruction), Section 6.03, and Article Eight (Condemnation), Tenant shall keep all portions of the Property (including, nonstructural, interior, exterior, and landscaped areas, portions, systems and equipment, including not but limited to HVAC, fire suppression, electrical and security,  in good order, condition and repair (including interior repainting and refinishing, as needed).  If any portion of the Property or any system or equipment in the Property which Tenant is obligated to repair cannot be fully repaired or restored, Tenant shall promptly replace such portion of the Property or system or equipment or equipment in the Property, regardless of whether the benefit of such replacement extends beyond the Lease Term; but if the benefit or useful life of such replacement extends beyond the Lease Term (as such term may be extended by exercise of any options), the useful life of such replacement shall be prorated over the remaining portion of the Lease Term (as extended), and Tenant shall be liable only for that portion of the cost which is applicable to the Lease Term (as extended).  Tenant shall maintain a preventive maintenance contract providing for the regular inspection and maintenance of the heating and air conditioning system by a licensed heating and air conditioning contractor. Only licensed heating and air conditioner contractors previously approved by Landlord may have access to the roof, said approval not to be unreasonably withheld, conditioned, or delayed.  Any damage to the roof caused by Tenant, its employees, agents or contractors shall be the sole responsibility of Tenant.  If any part of the Property is damaged by any act or omission of Tenant, Tenant shall pay Landlord the cost of repairing or replacing such damaged property.  It is the intention of Landlord and Tenant that at all times Tenant shall maintain the portions of the Property which Tenant is obligated to maintain in a commercially reasonable manner and fully operative condition.

(b)           Tenant shall fulfill all of Tenant’s obligations under this Section 6.04, at Tenant’s sole expense.  If Tenant fails to maintain, repair or replace the Property as required by this Section 6.04, Landlord may, upon thirty  (30) days’ prior written notice to Tenant (except that no notice shall be required in the case of an emergency), enter the Property and perform such maintenance or repair (including replacement, as needed) on behalf of Tenant.  In such case, Tenant shall reimburse Landlord for all costs incurred in performing such maintenance or repair upon demand, together with interest at the rate of ten percent (10%) per annum.

                Section 6.05.  Alterations, Additions, and Improvements.

                (a)           Tenant shall not make any alterations, additions, or improvements to the Property without Landlord’s prior written consent,(not to be unreasonably withheld, conditioned, or delayed) except for non-structural alterations which do not exceed Seventy-Five Thousand Dollars ($75,000.00) in cost per calendar year, excluding initial Tenant Improvements.  Tenant shall promptly remove any alterations, additions, or improvements constructed in violation of this Paragraph 6.05(a) upon Landlord’s written request and repair any damage caused by such removal. All alterations, additions, and improvements shall be done in a good and workmanlike manner, in conformity with all applicable laws and regulations, and by a contractor licensed in the state where the Property is located. Upon completion of any such work, Tenant shall provide Landlord with “as built” plans, copies of all construction contracts, and proof of payment for all labor and materials.

(b)           Tenant shall pay when due all claims for labor and material furnished to the Property.  Tenant shall give Landlord at least ten (10) days’ prior written notice of the commencement of any work on the Property, regardless of whether Landlord’s consent to such work is required.  Landlord may elect to record and post notices of non-responsibility on the Property.

Section 6.06.  Condition upon Termination.  Upon the termination of the Lease, Tenant shall surrender the Property to Landlord, broom clean and in the same condition as received except for ordinary wear and tear which Tenant was not otherwise obligated to remedy under any provision of this Lease.  However, Tenant shall not be obligated to repair any damage which Landlord is required to repair under Article Seven (Damage or Destruction).  In addition, Landlord may require Tenant to remove any alterations, additions or improvements, other than the initial Tenant Improvements (as defined in the Landlord Work Letter) made during the lease term (whether or not made with Landlord’s consent) prior to the expiration of the Lease and to restore the Property to its prior condition, all at Tenant’s expense. All alterations, additions and improvements which Landlord has not required Tenant to remove or which in Tenant’s and Landlord’s mutual determination are not capable of removal, or which otherwise is not owned by Landlord such as trade fixtures, machinery, personal property, equipment and inventory, shall become Landlord’s property and shall be surrendered to Landlord upon the expiration or earlier termination of the Lease, except that Tenant may remove any of Tenant’s machinery or equipment which can be removed without material damage to the Property.  Tenant shall repair, at Tenant’s expense, damage to the Property caused by the removal of any such machinery or equipment, ordinary wear and tear excepted.  In no event, however, shall Tenant remove any of the following materials or equipment (which shall be deemed Landlord’s property) without Landlord’s prior written consent, which consent may be withheld in Landlord’s sole and absolute discretion.; any power wiring or power panels; lighting or lighting fixtures; wall coverings; drapes, blinds or other window coverings; carpets or other floor coverings; heaters, air conditioners or any other heating or air conditioning equipment; fencing or security gates, or other similar building operating equipment.

ARTICLE SEVEN:  DAMAGE OR DESTRUCTION

Section 7.01.  Partial Damage to Property.

(a)           Tenant shall notify Landlord in writing immediately upon the occurrence of any damage to the Property.  If the Property is only partially damaged (i.e., less than fifty percent (50%) of the Property is untenantable as a result of such damage or less than fifty percent (50%) of Tenant’s operations are materially impaired) this Lease shall remain in effect and Landlord shall repair the damage as soon as reasonably possible.

(b)           If the cause of the damage is not covered by the insurance policies which Landlord maintains under Paragraph 4.04(b), Landlord may elect either to (i) repair the damage, in which case this Lease shall remain in full force and effect, or (ii) terminate this Lease as of the date the damage occurred.  Landlord shall notify Tenant within thirty (30) days after receipt of notice of the occurrence of the damage whether Landlord elects to repair the damage or terminate the Lease.  If Landlord elects to repair the damage, Tenant shall pay Landlord the “deductible amount” (if any) under Landlord’s insurance policies, not to exceed $25,000.00. If the damage was due to an act or omission of Tenant, or Tenant’s employees, agents, contractors or invitees, Tenant shall pay the difference between the actual cost of repair and any insurance proceeds received by Landlord.  If Landlord elects to terminate the Lease, Tenant may elect to continue this Lease in full force and effect, in which case Tenant shall repair any damage to the

Property and any building in which the Property is located.  Tenant shall pay the cost of such repairs, except that upon satisfactory completion of such repairs, Landlord shall deliver to Tenant any insurance proceeds received by Landlord for the damage repaired by Tenant.  Tenant shall give Landlord written notice of such election within ten (10) days after receiving Landlord’s termination notice.

Section 7.02. Substantial or Total Destruction.  If the Property is substantially or totally destroyed by any cause whatsoever (i.e., the damage to the Property is greater than partial damage as described in Section 7.01), and regardless of whether Landlord receives any insurance proceeds, this Lease shall terminate, in Tenant’s sole discretion as set forth below, as of the date the destruction occurred.  Notwithstanding the preceding sentence, if the Property can be rebuilt within six (6) months after the date of destruction, Landlord shall rebuild the Property at Landlord’s own expense, and this Lease shall remain in full force and effect. Landlord shall notify Tenant of its determination as to whether the Property can be rebuilt in its reasonable determination within thirty (30) days after the occurrence of total or substantial destruction and Landlord shall rebuild the Property at Landlord’s sole expense, except that if the destruction was caused by an act or omission of Tenant, Tenant shall pay Landlord the difference between the actual cost of rebuilding and any insurance proceeds received by Landlord.  If the Property cannot be rebuilt within six (6) months after the date of destruction, either Tenant or Landlord may terminate the Lease. Landlord shall cooperate with Tenant in locating alternate premises as soon as reasonably possible after the event of damage or destruction, utilizing diligent and good faith efforts. Landlord may elect (but is not required) to repair any damage to Tenant’s improvements.

If the damage to the Property occurs during the last twelve (12) months of the Lease Term and such damage will require more than thirty (30) days to repair, either Landlord or Tenant may elect to terminate this Lease as of the date the damage occurred, regardless of the sufficiency of any insurance proceeds.  The party electing to terminate this Lease shall give written notification to the other party of such election within thirty (30) days after Tenant’s notice to Landlord of the occurrence of the damage.   Tenant may preserve the Lease by exercising an option to renew within twenty (20) days following the occurrence of the damage or destruction, provided said twenty (20) days is otherwise in accordance with the option notice period provided in this Lease.

Section 7.03.  Temporary Reduction of Rent.  If the Property is destroyed or damaged and Landlord or Tenant repairs or restores the Property pursuant to the provisions of this Article Seven, any rent payable during the period of such damage, repair and/or restoration shall be reduced according to the degree, if any, to which Tenant’s use of the Property is impaired.   Except for such possible reduction in Base Rent, insurance premiums and real property taxes and Additional Rent, Tenant shall not be entitled to any compensation, reduction, or reimbursement from Landlord as a result of any damage, destruction, repair, or restoration of or to the Property, except as expressly provided in this Lease.

Section 7.04. Waiver. Tenant waives the protection of any statute, code or judicial decision which grants a tenant the right to terminate a lease in the event of the substantial or total destruction of the leased property. Tenant agrees that the provisions of Section 7.02 above shall govern the rights and obligations of Landlord and Tenant in the event of any substantial or total destruction to the Property.

ARTICLE EIGHT:  CONDEMNATION

If all of the Property is taken under the power of eminent domain or sold under the threat of that power (all of which are called “Condemnation”), this Lease shall terminate as to the part taken or sold on the date the condemning authority takes title or possession, whichever occurs first.  If more than twenty percent (20%) of the floor area of the building in which the Property is located, or twenty percent (20%) of the land on which the Building is located, , is taken, so that Tenant’s business is materially affected, Tenant may terminate this Lease as of the date the condemning authority takes title or possession, by delivering written notice to Landlord within ten (10) days after receipt of written notice of such taking (or in the absence of such notice, within ten (10) days after the condemning authority takes title or possession).  If Tenant does not terminate this Lease, this Lease shall remain in effect as to the portion of the Property not taken, except that the Base Rent and Additional Rent shall be reduced in proportion to the reduction in the floor area of the Property, regardless of the percentage taken.  Any Condemnation award or payment shall be distributed in the following order:  (a) first, to any ground lessor, mortgagee or beneficiary under a deed of trust encumbering the Property, the amount of its interest in the Property; (b) second, to Tenant, only the amount of any award specifically designated for loss of or damage to Tenant’s trade fixtures or removable personal property, moving expenses, or reduction in the value of the leasehold; and (c) third, to Landlord, the remainder of such award, If this Lease is not terminated, Landlord shall repair any damage to the Property caused by the Condemnation, except that Landlord shall not be obligated to repair any damage for which Tenant has been reimbursed by the condemning authority.  If the severance damages received by Landlord are not sufficient to pay for such repair, Landlord shall have the right to either terminate this Lease or make such repair at Landlord’s expense.

ARTICLE NINE:  ASSIGNMENT AND SUBLETTING

Section 9.01. Landlord’s Consent Required. Tenant shall not voluntarily or by operation of law assign, transfer, mortgage or otherwise transfer or encumber (collectively, “assignment”) or sublet all or any part of Tenant’s interest in this Lease or in the Property without Landlord’s prior written consent, said consent not to be unreasonably withheld, conditioned or delayed.  Notwithstanding anything contained herein to the contrary, Tenant may, without Landlord’s consent, assign this Lease or sublet all of the Property or any portion thereof to:  (i) any parent, subsidiary, or affiliate of Tenant or Tenant’s parent corporation; (ii) any successor to Tenant, by way of merger, reorganization, consolidation, sale of assets, sale of capital stock or the like; or (iii) an entity which controls, is controlled by, or is under common control with Tenant, provided, however, that in the event of an assignment: (a) the surviving entity assumes the Lease, and, in the case of an assignment or sublet, (b) Landlord receives notice of the assignment, or subletting, and a copy of the assignment and assumption agreement, or sublease.

Section 9.02.          Terms and Conditions Applicable to Assignment and Subletting.

(a)           Conditions of Subletting  and Assignment.  Any assignment or subletting shall not: (i) be effective without the express written assumption by such assignee or subtenant of the obligations of Tenant under this Lease, (ii) release Tenant of any obligations hereunder, or (iii) alter the primary liability of Tenant for the payment of Base Rent and other sums due Landlord hereunder or for the performance of any other obligations to be performed by Tenant under this Lease.

(b)           Landlord’s Rights.  Landlord may accept any rent or performance of Tenant’s obligations from any person other than Tenant pending approval or disapproval of an assignment.  Neither a delay in the approval or disapproval of such assignment nor the acceptance of any rent or performance shall constitute a waiver or estoppel of Landlord’s right to exercise its remedies for the Default or Breach by Tenant of any of the terms, covenants or conditions of this Lease.

(c)           Future Consent.  The consent of Landlord to any assignment or Subletting shall not constitute consent to any subsequent assignment or subletting by Tenant or to any subsequent or successive assignment or subletting by the subtenant.

(d)           Landlord’s Remedies.  In the event of any Default or Breach of Tenant’s obligations under this Lease, Landlord may proceed directly against Tenant or any one else responsible for the performance of the Tenant’s obligations under this Lease, including the subtenant, without first exhausting Landlord’s remedies against any other person or entity responsible therefor to Landlord, or any security held by Landlord or Tenant.

(e)           Landlord’s Approval.  Each request for consent to an assignment or subletting shall be in writing, accompanied by information relevant to Landlord’s determination as to the financial and operational responsibility and appropriateness of the proposed assignee or subtenant, including but not limited to the intended use and/or required modification of the Premises.  Tenant agrees to provide Landlord with such other or additional information and/or documentation as may be reasonably requested by Landlord.  Landlord shall not be entitled to any consideration in connection with an assignment or sublease.

(f)            Assumption of Terms and Conditions.  Any assignee of, or subtenant under, this Lease shall, by reason of accepting such assignment or entering into such sublease, be deemed, for the benefit of Landlord, to have assumed and agreed to conform and comply with each and every term, covenant, condition and obligation herein to be observed or performed by Tenant during the term of said assignment or sublease, other than such obligations as are contrary to or inconsistent with provisions of an assignment or sublease to which Landlord has specifically consented in

Section 9.03.  No Release of Tenant.  No transfer permitted by this Article Nine, whether with or without Landlord’s consent, shall release Tenant or change Tenant’s primary liability to pay the rent and to perform all other obligations of Tenant under this Lease.  Landlord’s acceptance of rent from any other person is not a waiver of any provision of this Article Nine.  Consent to one transfer is not a consent to any subsequent transfer.  If Tenant’s transferee defaults under this Lease, Landlord may proceed directly against Tenant without pursuing remedies against the transferee.

Section 9.04.  Quiet Enjoyment.  Landlord covenants that, upon Tenant’s payment of the Rent required hereunder and its performance of all of the terms and conditions of the Lease, Tenant’s peaceful and quiet enjoyment of the Leased Premises shall not be disturbed by Landlord or anyone properly claiming by, through or under Landlord.  Notwithstanding the foregoing, this provision is subject to all mortgages, encumbrances, easements and underlying leases to which this Lease may be or become subordinate. If at any time there is a breach or default of any of Landlord’s representations, warranties or agreements under this Lease and if for any other reason Tenant shall be materially deprived of or impaired in the use and enjoyment of the Property as herein provided, the Base Rent and Additional Rent to be paid by Tenant shall be equitably abated during any such period.  In the event of a breach or default of any of Landlord’s representations, warranties or agreements under this Lease, Tenant shall give written notice to Landlord and Landlord’s lender of such breach or default. In the event Landlord does not commence curing such breach or default within thirty (30) days of receiving such written notice, and diligently prosecutes such cure thereafter, Tenant may terminate this Lease by written notice to Landlord and Landlord’s lender while reserving all rights which Tenant may have for Landlord’s default under this Lease.

Section 9.05.  Landlord’s Consent.

Tenant’s request for consent to any transfer described in Section 9.01 shall set forth in writing the details of the proposed transfer, including the name, business and financial condition of the prospective transferee, financial details of the proposed transfer (e.g., the term of and the rent and security deposit payable under any proposed assignment or sublease), and any other information Landlord deemed commercially relevant.  Landlord shall have the right to withhold consent, if reasonable, or to grant consent, in accordance with Section 9.02 and may consider the  following factors:  (i) the business of the proposed assignee or subtenant and the proposed use of the Property: (ii) the net worth and financial reputation of the proposed assignee or subtenant: (iii) Tenant’s compliance with all of its obligations under the Lease: and (iv) such other factors as deemed commercially relevant. If Landlord reasonably objects to a proposed assignment solely because of the net worth and/or financial reputation of the proposed assignee, Tenant may nonetheless sublease or assign), all or a portion of the Property to the proposed transferee, but only on the other terms of the proposed transfer, and only if Tenant is not released from its obligations hereunder and said sublease or assignment does not alter the primary liability of Tenant for the payment of Base Rent and other sums due Landlord hereunder or for the performance of any other obligations to be performed by Tenant under this Lease.

.

Section 9.06. No Merger. No merger shall result from Tenant’s sublease of the Property under this Article Nine, Tenant’s surrender of this Lease or the termination of this Lease in any  other manner.  In any such event, Landlord may terminate any or all subtenancies or succeed to the interest of Tenant as sublandlord under any or all subtenancies.

ARTICLE TEN: DEFAULTS; REMEDIES

Section 10.01. Covenants and Conditions. Tenant’s and Landlord’s  performance of each of their respective obligations under this Lease is a condition as well as a covenant. Tenant’s right to continue in possession of the Property is conditioned upon such performance. Time is of the essence in the performance of all covenants and conditions.

Section 10.02. Defaults. Tenant shall be in material default under this Lease:

(a) Tenant’s vacation of the Property results in the cancellation of any insurance described in Section 4.04;

(b) If Tenant fails to pay rent or any other charge as and when due within five (5) business days of written notice thereof to Tenant;

(c) If Tenant fails to perform any of Tenant’s non-monetary obligations under this Lease for a period of thirty (30) days after written notice from Landlord; provided that if more than thirty (30) days are required to complete such performance, Tenant shall not be in default if Tenant commences such performance within the thirty (30)-day period and thereafter diligently pursues its completion. However, Landlord shall not be required to give such notice if Tenant’s failure to perform constitutes a non-curable breach of this Lease. The notice required by this Paragraph is intended to satisfy any and all notice requirements imposed by law on Landlord and is not in addition to any such requirement.

(d) (i) If Tenant makes a general assignment or general arrangement for the benefit of creditors; (ii) if a petition for adjudication of bankruptcy or for reorganization or rearrangement is filed by or against Tenant and is not dismissed within sixty  (60) days; (iii) if a trustee or receiver is appointed to take possession of substantially all of Tenant’s assets located at the Property or of Tenant’s interest in this Lease and possession is not restored to Tenant within thirty (30) days; or (iv) if substantially all of Tenant’s assets located at the Property or of Tenant’s interest in this Lease is subjected to attachment, execution or other judicial seizure which is not discharged within thirty (30) days. If a court of competent jurisdiction determines that any of the acts described in this subparagraph (d) is not a default under this Lease, and a trustee is appointed to take possession (or if Tenant remains a debtor in possession) and such trustee or Tenant transfers Tenant’s interest hereunder, then Landlord shall receive, as Additional Rent, the excess, if any, of the rent (or any other consideration) paid in connection with such assignment or sublease over the rent payable by Tenant under this Lease.

(e) If any guarantor of the Lease revokes or otherwise terminates, or purports to revoke or otherwise terminate, any guaranty of all or any portion of Tenant’s obligations under the Lease. Unless otherwise expressly provided, no guaranty of the Lease is revocable.

Section 10.03. Remedies. On the occurrence of any material default by Tenant beyond applicable notice and cure periods provided in this Lease, Landlord may, at any time thereafter, without additional notice or demand as set forth in this Lease, and without limiting Landlord in the exercise of any right or remedy which Landlord may have:

(a) Terminate Tenant’s right to possession of the Property by any lawful means, and terminate this Lease in which event Tenant shall immediately surrender possession of the Property to Landlord. In such event, Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant’s default, including (i) the worth at the time of the award of the unpaid Base Rent, Additional Rent and other charges which Landlord had earned at the time of the termination; (ii) the worth at the time of the award of the amount by which the unpaid Base Rent, Additional Rent and other charges which Landlord would have earned after termination until the time of the award exceeds the amount of  such rental loss that Tenant proves Landlord could have reasonably avoided;(iii) the worth at the time of the award of the amount by which the unpaid Base Rent, and other charges which Tenant would have paid for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves Landlord could have reasonably avoided; and (iv) any other amount reasonably necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under the Lease or which in the ordinary course of things would be likely to result therefrom, including, but not limited to, any costs or expenses Landlord incurs in maintaining or preserving the Property after such default, the cost of recovering possession of the Property, expenses of reletting, including necessary renovation or alteration of the Property, Landlord’s reasonable attorneys’ fee incurred in connection therewith, and any commercially reasonable real estate commission paid or payable. As used in subparts (i) and (ii) above, the “worth at the time of the award” is computed by allowing interest on unpaid amounts at the rate of ten percent (10%) per annum, or such lesser amount as may then be the maximum lawful rate. As used in subpart (iii) above, the “worth at the time of the award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of the award, plus one percent (1%). If, in addition to the aforementioned instances of default beyond notice and cure periods set forth herein,  Tenant has abandoned the Property, Landlord shall have the option of (i) retaking possession of the Property and recovering from Tenant the amount specified in this Paragraph 10.03(a), or (ii) proceeding under Paragraph 10.03(b);

(b) Terminate Tenant’s right to possession of the property by any lawful means in which case this Lease shall terminate, or maintain Tenant’s right to possession and not terminate this lease, in which case this Lease shall continue in effect whether or not Tenant is in possession of the Property, provided Landlord does not terminate Tenant’s right to possession and Tenant has the right to assign or sublease the Property, subject to reasonable limitations as set forth in this Lease. In such event, Landlord shall be entitled to enforce all of Landlord’s rights and remedies under this Lease, including the right to recover the rent as it becomes due;

(c) Pursue any other remedy now or hereafter available to Landlord in equity or under the laws or judicial decisions of the state in which the Property is located.

(d)  Landlord shall be required to reasonably mitigate damages.

This lease shall not terminate in the event of a material default by Tenant unless Landlord expressly terminates it except as otherwise as expressly set forth herein.

Section 10.04. (Intentionally Deleted.)

Section 10.05. Damages. In the event of the termination of the lease as a result of breach by Tenant as set forth in this Lease, Landlord’s damages for default shall include all costs and fees, including reasonable attorneys’ fees that Landlord incurs in connection with the filing, commencement, pursuing and/or defending of any action in any bankruptcy court or other court with respect to the Lease; the obtaining of relief from any stay in bankruptcy restraining any action to evict Tenant; or the pursuing of any action with respect to Landlord’s right to possession of the Property.  All such damages suffered (apart from Base Rent and other rent payable hereunder) shall constitute pecuniary damages which must be reimbursed to Landlord prior to assumption of the Lease by Tenant or any successor to Tenant in any bankruptcy or other proceeding.

Section 10.06. Cumulative Remedies. Landlord’s exercise of any right or remedy shall not prevent it from exercising any other right or remedy.

Section 10.07  Breach by Landlord.  Landlord shall not be deemed in breach of this Lease unless Landlord fails within a reasonable time to perform an obligation required to be performed by Landlord.  For purposes of this Section 10.7, a reasonable time shall in no event be less than thirty (30) days after receipt by Landlord of written notice specifying wherein such obligation of Landlord has not been performed; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days after such notice are reasonably required for its performance, then Landlord shall not be in breach of this Lease if performance is commenced within such thirty (30) day period and thereafter diligently pursued to completion. Upon such failure Tenant shall have the option but not the obligation to cause such repair and deduct such reasonable amount from the Base Rent.  Notwithstanding anything to the contrary contained herein, in the event of an emergency situation which effects the roof or structural integrity of the Premises, Landlord shall use its best efforts to commence repair of such damage within five (5) business days of Tenant’s written notice of such event.  In the event of an emergency (any event that in Tenant’s reasonable opinion poses a potential threat to life and/or property), and/or in the event that Landlord shall fail to perform any of Landlord’s responsibilities within the applicable cure period, then Tenant shall have the right, but not the obligation to make the necessary and appropriate repairs, or to take the appropriate action on behalf of Landlord, and Landlord shall promptly reimburse Tenant the full cost of such repairs or action.  If Landlord shall fail to fully reimburse Tenant for such costs, Tenant may, but shall not be required to deduct such amounts from any amounts owing or to become owing from Tenant to Landlord.

ARTICLE ELEVEN. PROTECTION OF LENDERS.

Section 11.01. Subordination. Subject to the non-disturbance provisions set forth herein, Landlord shall have the right to subordinate this Lease to any ground lease, deed of trust or mortgage encumbering the Property, any advances made on the security thereof and any renewals, modifications, consolidations, replacements or extensions thereof, whenever made or recorded.  Tenant shall reasonably cooperate with Landlord and any lender which is acquiring a security interest in the Property or the Lease.  Tenant shall execute such further documents and assurances as such lender may reasonably require to include the Subordination, Non-Disturbance and Attornment Agreement, attached hereto as Rider 3, provided that Tenant’s obligations under this Lease shall not be materially modified or altered (the performance of ministerial acts shall not be deemed material), and Tenant shall not be deprived of its rights under this Lease. Tenant’s right to quiet possession of the Property during the Lease Term shall not be disturbed if Tenant pays the rent and performs all of Tenant’s obligations under this Lease and is not otherwise in default beyond the notice and cure periods provided in this Lease.  If any ground lessor, beneficiary or mortgagee elects to have this Lease prior to the lien of its ground lease, deed of trust or mortgage and gives written notice thereof to Tenant, this Lease shall be deemed prior to such ground lease, deed of trust or mortgage whether this Lease is dated prior or subsequent to the date of said ground lease, deed of trust or mortgage or the date of recording thereof.

Section 11.02. Attornment and Non-Disturbance. If Landlord’s interest in the Property is acquired by any ground lessor, beneficiary under a deed of trust, mortgagee, or purchaser at a foreclosure sale, subject to the non-disturbance provisions set forth herein, Tenant shall attorn to the transferee or successor to Landlord’s interest in the Property and recognize such transferee or successor as Landlord under this Lease.  Tenant waives the protection of any statute or rule of law which gives or purports to give Tenant any right to terminate this Lease or surrender possession of the Property upon the transfer of Landlord’s interest. Tenant’s subordination of this Lease shall be subject to receiving assurance (a “Subordination, Non-Disturbance Agreement”) from the holder of a deed of trust, mortgage or purchaser which provides that if Landlord’s interest in the Premises is sold or conveyed upon the exercise of any remedy provided therein or if the holder of the deed of trust, mortgage, or purchaser takes possession of the Premises thereto, that Tenant’s possession and this Lease, including any Options to extend the term hereof, will not be disturbed and Tenant shall be entitled the right of quiet enjoyment.  Landlord shall obtain, at no cost to Tenant, within thirty (30) days of Landlord procuring construction financing for the Property, or take-out financing (as applicable), or if required pursuant to the Industrial Development Financing, a Subordination, Non-Disturbance Agreement, reasonably acceptable in form and substance to Tenant, executed by Landlord, Landlord’s lender, ground lessor, and Tenant.

Section 11.03. Signing of Documents. Tenant shall sign and deliver any instrument or documents necessary or appropriate to evidence any such attornment or subordination or agreement to do so provided that such instrument or document is either (i) in the form attached as Rider 3, or (ii) is in another form reasonably acceptable to Tenant and contains the non-disturbance provisions of Section 11.01.

Section 11.04. Estoppel Certificates.

(a) Upon Landlord’s written request, Tenant shall execute, acknowledge and deliver to Landlord a written statement in the form of Rider 4, certifying; (i) that none of the terms or provisions of this Lease have been changed (or if they have been changed, stating how they have been changed); (ii) that this Lease has not been cancelled or terminated; (iii) the last date of payment of the Base Rent and other charges and the time period covered by such payment; (iv) that Landlord is not in default under this Lease (or, if Landlord is claimed to be in default, stating why); and (v) such other representations or information with respect to Tenant or the Lease as Landlord may reasonably request or which any prospective purchaser or encumbrancer of the Property may reasonably require.  Tenant shall deliver such statement to Landlord within twenty (20) days after Landlord’s request.  Landlord may give any such statement by Tenant to a bona fide prospective purchaser or encumbrancer of the Property.  Such purchaser or encumbrancer may rely conclusively upon such statement as true and correct.

(b) If Tenant does not deliver such statement to Landlord within such twenty (20) day period, Landlord, and a bona fide prospective purchaser or encumbrancer, may conclusively presume and rely upon the following facts: (i) that the terms and provisions of this Lease have not been changed except as otherwise represented by Landlord; (ii) that this Lease has not been cancelled or terminated except as otherwise represented by Landlord; (iii) that not more than one month’s Base Rent or other charges have been paid in advance; and (iv) that Landlord is not in default under the Lease.  In such event, Tenant shall be estopped from denying the truth of such facts.

Section 11.05. Tenant’s Financial Condition.  Within ten (10) days after written request from Landlord if the Guarantor is no longer a publicly traded company, Guarantor shall deliver to Landlord such financial statements as Landlord reasonably requires to verify the net worth of Guarantor.  All financial statements shall be confidential and shall be used only for the purposes set forth in this Lease.

ARTICLE TWELVE: LEGAL COSTS

Section 12.01. Legal Proceedings. If Tenant or Landlord shall be in breach or default beyond notice and cure periods set forth under this Lease, such party (the “Defaulting Party”) shall reimburse the other party (the “Nondefaulting Party”) upon demand for any costs or expenses that the Nondefaulting Party incurs in connection with any breach or default of the Defaulting Party under this Lease, whether or not suit is commenced or judgment entered.  Such costs shall include legal fees and costs incurred for the negotiation of a settlement, enforcement of rights or otherwise.  Furthermore, if any action for breach of or to enforce the provisions of this Lease is commenced, the court in such action shall award to the party in whose favor a judgment is entered, a reasonable sum as attorneys’ fees and costs.  The adjudged losing party in such action shall pay such attorneys’ fees and costs.  Tenant shall also indemnify Landlord against and hold Landlord harmless from all costs, expenses, demands and liability Landlord may incur if Landlord becomes or is made a party to any claim or action (a) instituted by Tenant against any third party, or by any third party against Tenant, or by or against any person holding any interest under or using the Property by license of or agreement with Tenant; (b) for foreclosure of any lien for labor or material furnished to or for Tenant or such other person; (c) otherwise arising out of or resulting from any act or transaction of Tenant or such other person; or (d) necessary to protect Landlord’s interest under this Lease in a bankruptcy proceeding, or other proceeding under Title 11 of the United States Code, as amended.  Tenant shall defend Landlord against any such claim or action at Tenant’s expense with counsel reasonably acceptable to Landlord. Landlord shall also indemnify Tenant against and hold Tenant harmless from all costs, expenses, demands and liability Tenant may incur if Tenant becomes or is made a party to any claim or action (a) instituted by Landlord against any third party, or by any third party against Landlord, or by or against any person holding any interest under or using the Property by license of or agreement with Landlord; (b) for foreclosure of any lien for labor or material furnished to or for Landlord or such other person; (c) otherwise arising out of or resulting from any act or transaction of Landlord or such other person; or (d) necessary to protect

Tenant’s interest under this Lease in a bankruptcy proceeding, or other proceeding under Title 11 of the United States Code, as amended.  Landlord shall defend Tenant against any such claim or action at Landlord’s expense with counsel reasonably acceptable to Tenant.

Section 12.02. Landlord’s Consent. Tenant shall pay Landlord’s reasonable attorneys’ fees incurred in connection with Tenant’s request for Landlord’s consent under Article Nine (Assignment and Subletting) when the consent of Landlord is required under the Lease, in an amount not to exceed One Thousand Five Hundred Dollars ($1,500.00).

ARTICLE THIRTEEN: MISCELLANEOUS PROVISIONS

Section 13.01. Non-Discrimination. Tenant promises, and it is a condition to the continuance of this Lease, that there will be no discrimination against, or segregation of, any person or group of persons on the basis of race, color, sex, creed, national origin or ancestry in the leasing, subleasing, transferring, occupancy, tenure or use of the Property or any portion thereof.

Section 13.02. Landlord’s Liability; Certain Duties.

(a) As used in this Lease, the term “Landlord” means only the current owner or owners of the fee title to the Property or the leasehold estate under a ground lease of the Property at the time in question. Each Landlord is obligated to perform the obligations of Landlord under this Lease only during the time such Landlord owns such interest or title.  Any Landlord who transfers its title or interest is relieved of all liability with respect to the obligations of Landlord under this Lease to be performed on or after the date of transfer except in connection with indemnification obligations for acts or omissions accruing prior to the transfer, including those obligations set forth in Section 5.03.  However, each Landlord shall deliver to its transferee all funds that Tenant previously paid if such funds have not yet been applied under the terms of this Lease.

(b) Tenant shall give written notice of any failure by Landlord to perform any of its obligations under this Lease to Landlord and to any ground lessor, mortgagee or beneficiary under any deed of trust encumbering the Property whose name and address have been furnished to Tenant in writing.  Landlord shall not be in default under this Lease unless Landlord (or such ground lessor, mortgagee or beneficiary) fails to cure such non-performance within thirty (30) days after receipt of Tenant’s notice except as otherwise expressly set forth in this Lease.  However, if such non-performance reasonably requires more than thirty (30) days to cure, Landlord shall not be in default if such cure is commenced within such thirty (30) day period and thereafter diligently pursued to completion.

(c) Notwithstanding any term or provision herein to the contrary, the liability of Landlord for the performance of its duties and obligations under this Lease is limited to Landlord’s interest in the Property, and neither the Landlord nor its partners, shareholders, officers or other principals shall have any personal liability under this Lease.

Section 13.03. Severability. A determination by a court of competent jurisdiction that any provision of this Lease or any part thereof is illegal or unenforceable shall not cancel or invalidate the remainder of such provision or this Lease, which shall remain in full force and effect.

Section 13.04. Interpretation. The captions of the Articles or Sections of this Lease are to assist the parties in reading this Lease and are not a part of the terms or provisions of this Lease.  Whenever required by the context of this Lease, the singular shall include the plural and the plural shall include the singular.  The masculine, feminine and neuter genders shall each include the other.  In any provision relating to the conduct, acts or omissions of Tenant, the term “Tenant” shall include Tenant’s agents, employees, contractors, invitees, successors or others using the Property with Tenant’s expressed or implied permission. .  In any provision relating to the conduct, acts or omissions of Landlord, the term “Landlord” shall include Landlord’s agents, employees, contractors, invitees, successors or assigns.

Section 13.05. Incorporation of Prior Agreements; Modifications.  This Lease is the only agreement between the parties pertaining to the lease of the Property and no other agreements are effective.  All amendments to this Lease shall be in writing and signed by all parties.  Any other attempted amendment shall be void.

Section 13.06. Notices. All notices required or permitted under this Lease shall be in writing and shall be personally delivered, sent by nationally recognized overnight delivery service, or sent by certified mail, return receipt requested, postage prepaid.  Notices to Tenant shall be delivered to the address specified in Section 1.03 above. Notices to Landlord shall be delivered to the address specified in Section 1.02 above.  All notices shall be effective upon delivery.  Either party may change its notice address upon written notice to the other party.

Section 13.07. Waivers. All waivers must be in writing and signed by the waiving party.  Landlord’s failure to enforce any provision of this Lease or its acceptance of rent shall not be a waiver and shall not prevent Landlord from enforcing that provision or any other provision of this Lease in the future.  No statement on a payment check from Tenant or in a letter accompanying a payment check shall be binding on Landlord.  Landlord may, with or without notice to Tenant, negotiate such check without being bound to the conditions of such statement.

Section 13.08. No Recordation. Tenant shall not record this Lease without prior written consent from Landlord.  However, a “Short Form” memorandum of this Lease executed by both parties in the form of the Memorandum of Lease attached hereto as Rider 6, shall be recorded by Landlord  upon the execution of this Lease.  The parties shall share equally in the cost of the recording fees.

Section 13.09. Binding Effect; Choice of Law. This Lease binds any party who legally acquires any rights or interest in this Lease from Landlord or Tenant.  However, Landlord shall have no obligation to Tenant’s successor unless the rights or interests of Tenant’s successor are acquired in accordance with the terms of this Lease.  The laws of the state in which the Property is located shall govern this Lease.

Section 13.10. Corporate Authority; Partnership Authority; Limited Liability Company Authority. If Tenant is a corporation, each person signing this Lease on behalf of Tenant represents and warrants that he has full authority to do so and that this Lease binds the corporation.  Within thirty (30) days after this Lease is signed, Tenant shall deliver to Landlord a certified copy of a resolution, or the equivalent document from Tenant’s Board of Directors authorizing the execution of this Lease or other evidence of such authority reasonably acceptable to Landlord.  If Tenant is a partnership, each person or entity signing this Lease for Tenant represents and warrants that he or it is a general partner of the partnership, that he or it has full authority to sign for the partnership and that this Lease binds the partnership and all general partners of the partnership.  Tenant shall give written notice to Landlord of any general partner’s withdrawal or addition.  Within thirty (30) days after this Lease is signed, Tenant shall deliver to Landlord a copy of Tenant’s recorded statement of partnership or certificate of limited partnership. If Tenant is a limited liability company,  each person or entity signing this Lease for Tenant represents and warrants that he or it is the manager or managing member of the limited liability company, that he or it has full authority to sign for the limited liability company, and that this Lease binds the limited liability company. Within thirty (30) days after this Lease is signed, Tenant shall deliver to Landlord evidence satisfactory to Landlord of the authority of the individual(s) signing this  Lease.

Section 13.11. Joint and Several Liability. All parties signing this Lease as Tenant shall be jointly and severally liable for all obligations of Tenant.  All parties signing this Lease as Landlord shall be jointly and severally liable for all obligations of Landlord.

Section 13.12. Force Majeure. In the event that Landlord or Tenant shall be delayed or hindered in or prevented from doing or performing any act or thing required hereunder other than the payment of any monetary sums due hereunder (unless such payment is conditioned upon performance of any obligation or undertaking excused by this section)  by reason of, among other things, strikes, lock-outs, casualties, Acts of God, (including extreme weather conditions preventing work at the Property) labor troubles, inability to procure materials, governmental laws or delays in issuance of approvals or permits (not caused by Landlord) or regulations, riots, insurrection, war, or other causes beyond the reasonable control of Landlord or Tenant, then either Landlord or Tenant, or both, shall not be liable or responsible for any such delays and the doing or performing of such act or thing shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay.

Section 13.13. Execution of Lease. This Lease may be executed in counterparts and, when all counterpart documents are executed, the counterparts shall constitute a single binding instrument.  Landlord’s delivery of this Lease to Tenant shall not be deemed to be an offer to lease and shall not be binding upon either party until executed and delivered by both parties.

Section 13.14. Survival. All representations and warranties of Landlord and Tenant shall survive the termination of this Lease.

ARTICLE FOURTEEN: ADVISORS

Section 14.01. Advisor’s Fee.  Landlord shall pay a real estate advisory fee to Tenant’s advisor as per the terms of a separate agreement between Landlord and advisor.

Section 14.02. Agency Disclosure; No Other Advisors or Brokers. Landlord and Tenant each warrant that they have dealt with no other real estate broker(s) or advisors in connection with this transaction except: CB Richard Ellis, Inc., who represents Tenant.  Landlord and Tenant acknowledge that it has been fully disclosed in accordance with Missouri law that CB Richard Ellis, Inc. represents the Tenant only in this transaction. Tenant and Landlord do each hereby agree to indemnify, protect, defend and hold the other harmless from and against liability for compensation or charges which may be claimed by any such unnamed broker, or advisor, finder or other similar party by reason of any dealings or actions of the indemnifying Party, including any costs, expenses, attorneys’ fees reasonably incurred with respect thereto.  Landlord shall be responsible for all commissions owing the brokers or advisors in connection with this transaction.

ARTICLE FIFTEEN: COMPLIANCE

The parties hereto agree to comply with all applicable federal, state and local laws, regulations, codes, ordinances and administrative orders having jurisdiction over the parties, property or the subject matter of this Agreement, including, but not limited to, the 1964 Civil Rights Act and all amendments thereto, the Foreign Investment in Real Property Tax Act, the Comprehensive Environmental Response Compensation and Liability Act, and The Americans With Disabilities Act.

ARTICLE SIXTEEN:  CONDITIONS TO LEASE

Section 16.01. Condition to Acquire Title.  The parties hereto acknowledge that, as of the date of this Lease, Landlord is the contract purchaser, rather than the owner of the Land Landlord’s obligations hereunder are conditioned upon Landlord closing on the acquisition of the Land.  Upon Landlord’s acquisition of the Land, Landlord shall provide Tenant with a copy of the recorded deed vesting title to the Land in Landlord.  If Landlord has not provided Tenant with a copy of such deed on or before June 12, 2006, as provided in the Option and Purchase Agreement dated March 21, 2006 between Landlord and Tenant, Tenant shall have the right to terminate this Lease by giving written notice to Landlord, whereupon the parties hereto shall have no further rights or obligations hereunder, unless Landlord concludes such purchase within thirty (30) days after notice to terminate. Upon Landlord’s acquisition of title to the Property, the parties shall execute and record the Short Form of this Lease referred to in Section 13.08, which Short Form shall make specific reference to the purchase option in the attached Rider.

Section 16.02. Condition to Obtain Approvals.  The parties hereto further acknowledge that, as of the date of this Lease, Landlord has not yet obtained the use and other approvals necessary to construct the Building.  Landlord, at Landlord’s expense, shall obtain from the applicable county or local building and safety departments and/or the governing fire district all such zoning, land use, fire district and other approvals as may be required to construct the

Building and as may be necessary for the Building to be used by Tenant for the use set forth in Section 1.06, together with operation of a retail component, including approvals required for Landlord to construct Tenants interior improvements, receipt of acceptable soil testing results, signage and open for business within the Premises, and all approvals from any applicable agencies or boards, including, without limitation, Northland Property Owners Association and Northland Park Board of Trustees, if applicable (collectively, the “Approvals”).  Tenant shall have the right to participate in the process of obtaining the Approvals and shall have the right to reasonably approve Landlord’s applications and submissions for obtaining the Approvals.  If Landlord has not obtained the Grading Permit by May 25, 2006, Foundation Permit by June 25, 2006, and the Building Permit by July 25, 2006, (“Permits”), Tenant shall have the right to terminate this Lease by giving written notice to Landlord and any ground lessor, whereupon the parties hereto shall have no further rights or obligations hereunder. Tenant’s covenants and the responsibilities under this Lease are contingent upon and subject to Landlord’s receipt of all Permits and Approvals and the receipt of all requested documents from Landlord as set forth in this Lease, including without limitation, receipt of the Subordination, Non-Disturbance Agreement referenced herein and a Recognition Agreement, or equivalent document from the City of Kansas City, Missouri. In the event Tenant determines that it will be unable to obtain the executed Subordination, Non-Disturbance Agreement within thirty (30) days of recordation of Landlord’s construction loan, or Approvals as set forth herein, or to obtain the Permits by September 9, 2006, then Tenant shall have the right to terminate this Lease by furnishing Landlord with written notice thereof. Tenant, at its sole option, may waive the contingencies provided herein.

ARTICLE SEVENTEEN:  OPTIONS TO RENEW.

(a)           First Renewal Term.  Provided that Tenant is not then in default beyond notice and cure period provided hereunder and Tenant shall have the option to renew this Lease for an additional term of  five (5)  years, commencing on the first day after the expiration date of the initial term and continuing for said time period thereafter (“First Renewal Term”), by giving prior written notice to Landlord of the exercise of such option at least nine (9) months prior to the expiration date of the initial term, which First Renewal Term shall be upon the same terms, covenants or conditions as contained herein,  except that the Base Rent shall be the then current “fair market rental rate” (as hereinafter defined) for the Building determined as of the Commencement Date of the First Renewal Term.

(b)           Second Renewal Term.  Provided that Tenant has exercised its option of the First Renewal Term for a period of five (5) years as provided in paragraph (a) above, and  provided that Tenant is not then in default beyond notice and cure period provided hereunder, Tenant shall have the option to renew this Lease for an additional term of five (5) years commencing on the first day after the expiration date of the First Renewal Term and continuing for five (5) years thereafter (“Second Renewal Term”) by giving prior written notice to Landlord of the exercise of such option at least nine (9) months prior to the expiration date of the First Renewal Term, which Second Renewal Term shall be upon the same terms, covenants or conditions as contained herein, except that the Base Rent shall be the then current “fair market rental rate” (as hereinafter defined) for the Building determined as of the Commencement Date of the Second Renewal Term.

(c)           Third Renewal Term.  Provided that Tenant has exercised its option of the  Second Renewal Term for a period of five (5) years as provided in paragraph (a) above, and provided that Tenant is not then in default beyond notice and cure period hereunder, Tenant shall have the option to renew this Lease for an additional term of five (5) years commencing on the first day after the expiration date of the Second Renewal Term and continuing for five (5) years thereafter (“Third Renewal Term”) by giving prior written notice to Landlord of the exercise of such option at least nine (9) months prior to the expiration date of the Second Renewal Term, which Third Renewal Term shall be upon the same terms, covenants or conditions as contained herein, except that the Base Rent shall be the then current “fair market rental rate” (as hereinafter defined) for the Building determined as of the Commencement Date of the Third Renewal Term.

(d)           Fair Market Rental Rate.  The phrase “Fair Market Rental Rate” as used herein shall mean the fair market value annual rental rate for which landlords leasing space of comparable type, size, quality, and floor height for premises comparably located, at the time that such Fair Market Rental Rate is deemed to take effect, would obtain from any prospective tenant for similar warehouse use of such space, as such space is then improved.  Fair Market Rental Rate shall take into account for the benefit of Tenant the value of any rent or equivalent economic concessions then usually and customarily given in connection with the leasing of such comparable space for a comparable lease term, including, without limitation, such items as free rent, tenant improvements, brokerage commission obligations, and tenant improvement allowances.

If Landlord and Tenant are unable to agree on the determination of the fair market rental rate within thirty (30) days after the date Tenant exercises the option to renew the Lease for the applicable renewal term, Tenant may elect to terminate the option herein granted by the delivery of written notice of such termination to Landlord within such thirty (30) day period.  In the event the option is not so terminated by Tenant, Tenant and Landlord shall each designate an MAI appraiser of their choosing each of whom shall have at least five (5) years of experience in appraising industrial property in the greater Kansas City, Missouri/Kansas area.  The two appraisers shall each make an appraisal of the fair market rental rate for the Property.  In the event that the two rental rates determined by the two appraisers differ by less than ten percent (10%), the rental rate shall be the average of the two such appraisals.  In the event that the two rental rates differ by more than ten percent (10%), the two appraisers so chosen shall designate a similarly qualified appraiser to make a third appraisal.  The result of the third appraisal shall then be averaged with the result of the appraisal which is closest in amount of the two prior appraisals and such average shall be binding on the parties as the rental rate for the applicable renewal term.  Landlord and Tenant shall each bear one-half (1/2) of the expense incurred under this subsection in determining the fair market rental rate.

(e)           No Further Options.  Tenant shall have no further options to renew or extend after the Third Renewal Term.

(f)            Lease Amendment.  Landlord and Tenant shall execute a mutually acceptable lease amendment no later than three  (3) months prior to the expiration of the current Lease Term setting forth the extension and the Base Rent.

ARTICLE EIGHTEEN.  TENANT’S RIGHTS TO EXPAND.

(a)           Right.  Provided that Tenant is not then in default beyond any applicable cure period, Tenant shall have the continuing right to expand described herein throughout the term of this Lease, as such term may be extended.  At any time prior to the end of the ninth (9th) year of the term of this Lease, or at any time prior to the end of the fourth (4th) year of any extension term of this Lease, Tenant may give written notice (the “Expansion Notice”) to Landlord that Tenant desires for Landlord to construct an expansion of the Building on the east side of the Building (“Expansion Land”) as shown on the attached Exhibit “B”, Site Plan according to Tenant’s preliminary plans and specifications, to be prepared by Landlord and agreed to by Tenant, which shall include without limitation Tenant’s desired square footage for expansion. Upon receipt of the Expansion Notice, Landlord shall have the obligation to construct an expansion of the Building up to an additional 286,000 square feet of space in the location shown on Exhibit “B” (the “Expansion Space”). The Expansion Notice shall only be effective if Tenant is the original Tenant under this Lease, and the Guaranty of the original Guarantor is still in full force and effect, and that the net worth of the Guarantor, pursuant to audited financial statements or the Guarantor’s public filings with the SEC, is the same or greater than on the Commencement Date of the Lease. In addition, Tenant expressly acknowledges that Landlord’s present and future lenders, shall not be obligated to build the Expansion Space. Within sixty (60) days after receipt of the Expansion Notice, Landlord shall submit to Tenant, for Tenant’s reasonable review and approval, detailed plans and specifications for the Expansion Space (the “Expansion Plans”) which Expansion Plans shall be consistent, to the extent reasonably feasible, with the plans prepared in accordance with the design criteria for the original Building, Tenant’s preliminary plans and specifications, and subject to approval of all local building authorities.  Landlord shall also provide to Tenant, at the same time as Landlord provides the Expansion Plans, a detailed analysis of the Expansion Project Costs, Expansion Rent, and a Project Schedule for Tenant’s review and approval.  Within forty five (45) days from the date the Expansion Plans and the Expansion Project Costs have been submitted to Tenant (the “Expansion Approval Period”), Tenant shall approve or disapprove the same. “Expansion Project Costs” shall mean all reasonable and customary hard costs, soft costs, finance charges, interest carry, commissions, development and contractor fees and any other indirect costs directly related to the Expansion Space and Expansion Land (exclusive of the cost of the Expansion Land and excluding yield maintenance or breakage fees as a result of financing obtained by Landlord for the Property). Expansion Project Costs will also include any off-site costs related to the east road pursuant to the Memorandum of Understanding among Suburban Land Reserve, Landlord, Tenant, and the City of Kansas City, Missouri, dated March 17, 2006, a copy of which is attached hereto as Rider 10. If Tenant has not given Landlord written notice of its approval of the Expansion Plans or the Expansion Project Costs and Expansion Rent within the Expansion Approval Period, then Tenant shall be deemed to have disapproved the Expansion Plans and the Expansion Project Costs and Expansion Rent, and Expansion Notice shall be deemed revoked by Tenant. If Tenant approves with reservations either the Expansion Plans or the Expansion Project Costs and Expansion Rent, Tenant and Landlord shall use their best efforts to amend the Expansion Plans or otherwise address Tenant’s concerns in a manner satisfactory to each.  In the event the parties are unable, despite their best efforts, to agree upon the Expansion Plans or Expansion Project Costs and Expansion Rent within thirty (30) days of Tenant’s approval with reservations, Tenant may revoke its Expansion Notice and the parties are relieved of further obligations with respect to the Expansion Space.  In the event Tenant approves the Expansion Plans and Expansion Project Costs and Expansion Rent, Landlord shall cause the Expansion Space to be Substantially Completed in accordance with the Project Schedule to be mutually agreed to by Landlord and Tenant.  The lease term for the Expansion Space shall commence on the date upon which the Expansion Space is substantially complete, and shall be for a minimum of ten (10) years (the “Expansion Space Lease Term”).  If the remaining lease term of the original Building is less than ten (10) years at the time the Expansion Space is delivered, then the lease term of the Building shall be extended to be coterminous with the Expansion Space Lease Term (the “New Lease Term”).  The Options to Renew set forth in Article 17 above shall be re-set to commence upon termination of the New Lease Term.

(b)           Rent for Expansion Space.  The annual Base Rent for the Expansion Space for the first five (5) years of the Expansion Space Lease Term shall be equal to the Expansion Project Costs as set forth in subsection (a) above, multiplied by the 10-year Treasury Note rate as set forth in the Wall Street Journal plus four hundred (400) basis points, payable monthly. The annual Base Rent for the Expansion Space for years six (6) through ten (10) shall increase annually commencing year six (6), and each year thereafter, by two percent (2%) over the Base Rent for the previous year. The Base Rent for the Building for the remainder of the initial term shall remain the same for the initial term of the Lease and the Base Rent for the extended term for the Building shall be increased by two percent (2%) per annum for each year the extended term for the original Building goes beyond the initial ten-year term. The rental rate for the Expansion Space during any extension options selected by Tenant shall be equal to the Base Rent per square foot of the Building determined as Provided in this Section.

Tenant shall pay all charges for Additional Rent allocated to the Expansion Space at the time of payment of the base rent for the Expansion Space.

(c)           Expansion Space Commencement Date.  The “Expansion Space Commencement Date” for the Expansion Space shall be the date upon which the Expansion Space is Substantially Complete (as defined in Paragraph 1(d) of this Rider) and delivered to Tenant, and Rent for the Expansion Space shall commence on such date.

(d)           Documentation.  Landlord and Tenant shall execute and deliver appropriate documentation to memorialize the addition of any such Expansion Space hereunder but any failure by Landlord or Tenant to execute and deliver any such documentation shall not change any of the terms and conditions provided herein.

ARTICLE 19.   TENANTS PROFIT PARTICIPATION.

Landlord and Tenant agree that upon the first sale of the Property only,

net proceeds (“Net Proceeds” as hereinafter defined) of sale after Closing will be distributed by Landlord in connection with the sale and closing), as follows:

(a)           Landlord shall receive the first One Million Dollars ($1,000,000.00) of Net Proceeds; and

(b)           of the next Two Million Dollars ($2,000,000.00), Tenant shall receive sixty percent (60%) of the Net Proceeds and Landlord shall receive forty percent (40%) of the Net Proceeds; and

(c)           the balance of Net Proceeds, if any, shall be paid shall be paid seventy percent (70%) to Tenant and thirty percent (30%) to Landlord.

(d)           Landlord, as owner of the Property, will be responsible for deciding when the Property will be marketed and sold and the sales price, and Landlord will handle all matters in connection with the sale to a buyer whom Landlord, in its commercially good faith discretion, deems capable of purchasing the Property and is an experienced Landlord capable of performing Landlord’s responsibilities under the Lease. Landlord shall provide Tenant copies of all letters of intent or interest received from prospective buyers.

(e)           “Net Proceeds” shall mean gross proceeds received from the sale minus commercially reasonable costs of sale, (excluding Landlord’s overhead not related to the Property) including, without limitation, sale commissions and closing costs and all expenses incurred in connection with the purchase, improvement, resale, or exchange of the Property, including, without limitation, debt service retirement, return of Landlord’s equity, development costs, reserve sums to be maintained in the income account for payment of future expenses and contingencies reasonably estimated by Landlord and other costs arising from sale or exchange, all as determined by Landlord.

(Remainder of page intentionally left blank)

Landlord and Tenant have signed this Lease at the place and on the dates specified adjacent to their signatures below and have initialed all Riders which are attached to or incorporated by reference in this Lease.

“LANDLORD”

Signed on March 30, 2006	PANATTONI DEVELOPMENT COMPANY,
LLC, a California limited liability company
at Sacramento, CA
	By:	/s/
	Name:	Carl D. Panattoi
	Title:	Trustee of the Panattoni Living Trust dated April 8, 1998, Managing Member

“TENANT”

Signed on March 24, 2006	MUSICIAN’S FRIEND, INC., a Delaware
corporation
at Westlake Village, CA

	By:	/s/
	Name:	Erick Mason
	Title:	EVP / CAO